Exhibit 10.61

Jeffrey A. Masoner Vice President Interconnection Services Policy & Planning

verizon

Wholesale Markets
1310 N Court House Rd
91h fl, RM 9E104
Arlington, VA 22201

Tel. 703 974-4610 Fax 703 974-0314
jeffrey.a.masoner@verizon.corr

August 29, 2005

Richard N. Koch
President
RNK, Inc. d/b/a RNK Telecom
333 Elm Street
Suite 310
Dedham, MA 02026

Re: Requested Adoption Under Section 252(i) of the TA96

Dear Mr. Koch:

Verizon New Jersey Inc., f/k/a Bell Atlantic - New Jersey, Inc. (“Verizon”), a New Jersey corporation, with principal place of business at 540 Broad Street, Newark, NJ 07101, has received your letter stating that, under Section 252(i) of the Telecommunications Act of 1996 (the “Act”), RNK, Inc. d/b/a RNK Telecom (“RNK”), a Massachusetts corporation, with principal place of business at 333 Elm Street, Suite 310, Dedham, MA 02026 wishes to adopt the terms of the Interconnection Agreement between Sprint Communications Company L.P. (“Sprint”) and Verizon that was approved by the New Jersey Board of Public Utilities (the “Commission”) as an effective agreement in the State of New Jersey, as such agreement exists on the date hereof (including any effective and approved amendments thereto) after giving effect to operation of law (the “Terms”). I understand RNK has a copy of the Terms. Please note the following with respect to RNK’s adoption of the Terms.

1.	By RNK’s countersignature on this letter, RNK hereby represents and agrees to the following six points:

	A.	RNK adopts (and agrees to be bound by) the Terms of the Sprint/Verizon agreement for interconnection as it is in effect on the date hereof after giving effect to operation of law, and in applying the Terms, agrees that RNK shall be substituted in place of Sprint Communications Company L.P. and Sprint in the Terms wherever appropriate.

B.

For avoidance of doubt, adoption of the Terms does not include adoption of any provision imposing an unbundling obligation on Verizon that no longer applies to Verizon under the Report and Order and Order on Remand (FCC 03-36) released by the Federal Communications Commission (“FCC”) on August 21, 2003 in CC Docket Nos. 01-338, 96-98, 98-147 (“Triennial Review Order”), the Order on Remand in WC Docket No. 04-313 and CC Docket No. 01-338, released by the FCC on February 4, 2005 (the “TRO Remand Order”), or that is otherwise not required by both 47 U.S.C. Section 251(c)(3) and 47 C.F.R. Part 51. Moreover, Verizon, on February 20, 2004, filed a petition at the Commission to arbitrate amendments to interconnection agreements (including the Terms) with respect to the Triennial Review Order (“TRO Arbitration”). If Sprint is a party to the TRO Arbitration at the time the Commission issues an effective order approving an amendment with respect to the Triennial Review Order in the TRO Arbitration (an “Approved Amendment”): 1) the terms of such Approved Amendment shall be deemed to amend this adoption effective on the effective date of such Commission order, 2) RNK agrees to be bound by the terms of such Approved Amendment effective on the effective date of such Commission order, and 3) Verizon and RNK shall execute an amendment to this adoption to memorialize that this adoption is amended by the terms of such Approved Amendment effective on the effective date of such Commission order; provided, however, failure by either party to do so shall not be cited as a basis for contesting the effectiveness of the provisions in 1) and 2) above.

C.	Notice to RNK and Verizon as may be required under the Terms shall be provided as follows:

To RNK, Inc. d/b/a RNK Telecom:

Attention: Douglas Denny-Brown
General Counsel
333 Elm Street
Dedham, MA 02026
Telephone Number: (781) 613-6103
Facsimile Number: (781) 297-9836
Internet Address: gcounsel@rnktel.com
To Verizon:

Director-Contract Performance & Administration
Verizon Wholesale Markets
600 Hidden Ridge
HQEWMNOTICES
Irving, TX 75038
Telephone Number: (972) 718-5988
Facsimile Number: (972) 719-1519
Internet Address: wmnotices@verizon.com

with a copy to:	Vice President and Associate General Counsel Verizon Wholesale Markets 1515 N. Court House Road Suite 500 Arlington, VA 22201 Facsimile: (703) 351-3664

D.

RNK represents and warrants that it is a certified provider of local telecommunications service in the State of New Jersey, and that its adoption of the Terms will cover services in the State of New Jersey only.

E.

In the event an interconnection agreement between Verizon and RNK is currently in effect in the State of New Jersey (the “Original ICA”), this adoption shall be an amendment and restatement of the operating terms and conditions of the Original ICA, and shall replace in their entirety the terms of the Original ICA. This adoption is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction with respect to the Original ICA. Any outstanding payment obligations of the parties that were incurred but not fully performed under the Original ICA shall constitute payment obligations of the parties under this adoption.

F.	Verizon’s standard pricing schedule for interconnection agreements in the State of New Jersey (as such schedule may be amended from time to time) (attached as Appendix A hereto) shall apply to RNK’s adoption of the Terms; provided, however, that if the Terms memorialize acceptance of Verizon’s offer of an optional reciprocal compensation rate plan for non-Internet traffic subject to Section 251(b)(5) pursuant to the industry letter described in footnote 2 of this Letter, then the optional reciprocal compensation rate plan in the Terms shall apply to this adoption instead of the reciprocal compensation rates set forth in Appendix A. RNK should note that the aforementioned pricing schedule may contain rates for certain services the terms for which are not included in the Terms or that are otherwise not part of this adoption, and may include phrases or wording not identical to those utilized in the Terms. In an effort to expedite the adoption process, Verizon has not deleted such rates from the pricing schedule or attempted to customize the wording in the pricing schedule to match the Terms. However, the inclusion of such rates in no way obligates Verizon to provide the subject services and in no way waives Verizon’s rights, and the use of slightly different wording or phrasing in the pricing schedule does not alter the obligations and rights set forth in the Terms.

2.

RNK’s adoption of the Sprint Terms shall become effective on August 19, 2005. Verizon shall file this adoption letter with the Commission promptly upon receipt of an original of this letter countersigned by RNK as to the points set out in Paragraph One hereof. The term and termination provisions of the Sprint/Verizon agreement shall govern RNK’s adoption of the Terms.

3.

As the Terms are being adopted by you pursuant to your statutory rights under section 252(i), Verizon does not provide the Terms to you as either a voluntary or negotiated agreement. The filing and performance by Verizon of the Terms does not in any way constitute a waiver by Verizon of any position as to the Terms or a portion thereof, nor does it constitute a waiver by Verizon of all rights and remedies it may have to seek review of the Terms, or to seek review in any way of any provisions included in these Terms as a result of RNK’s 252(i) election.

4.

Nothing herein shall be construed as or is intended to be a concession or admission by Verizon that any provision in the Terms complies with the rights and duties imposed by the Act, the decisions of the FCC and the Commission, the decisions of the courts, or other law, and Verizon expressly reserves its full right to assert and pursue claims arising from or related to the Terms.

5.	Verizon reserves the right to deny RNK’s application of the Terms, in whole or in part, at any time:

	A.	when the costs of providing the Terms to RNK are greater than the costs of providing them to Sprint;

	B.	if the provision of the Terms to RNK is not technically feasible; and/or

	C.	to the extent that Verizon otherwise is not required to make the Terms available to RNK under applicable law.

6.

For avoidance of doubt, please note that adoption of the Terms will not result in reciprocal compensation payments for Internet traffic. Verizon has always taken the position that reciprocal compensation was not due to be paid for Internet traffic under section 251(b)(5) of the Act. Verizon’s position that reciprocal compensation is not to be paid for Internet traffic was confirmed by the FCC in the Order on Remand and Report and Order adopted on April 18, 2001 (“FCC Internet Order”), which held that Internet traffic constitutes “information access” outside the scope of the reciprocal compensation obligations set forth in section 251(b)(5) of the Act.[1] Accordingly, any compensation to be paid for Internet traffic will be handled pursuant to the terms of the FCC Internet Order, not pursuant to adoption of the Terms.[2] Moreover, in light of the FCC Internet Order, even if the Terms include provisions invoking an intercarrier compensation mechanism for Internet traffic, any reasonable amount of time permitted for adopting such provisions has expired under the FCC’s rules implementing section 252(i) of the Act.[3] In fact, the FCC Internet Order made clear that carriers may not adopt provisions of an existing interconnection agreement to the extent that such provisions provide compensation for Internet traffic.[4]

7.	Should RNK attempt to apply the Terms in a manner that conflicts with Paragraph Three through Paragraph Six above, Verizon reserves its rights to seek appropriate legal and/or equitable relief.

8.

In the event that a voluntary or involuntary petition has been or is in the future filed against RNK under bankruptcy or insolvency laws, or any law relating to the relief of debtors, readjustment of indebtedness, debtor reorganization or composition or extension of debt (any such proceeding,

Order on Remand and Report and Order, In the Matters of: Implementation of the Local Competition Provisions in the Telecommunications Act of 1996 and Intercarrier Compensation for ISP-Bound Traffic, CC Docket No. 99-68 (rel. April 27, 2001) (“FCC Remand Order”) 44, remanded, WorldCom, Inc. v. FCC, No. 01-1218 (D.C. Cir. May 3, 2002). Although the D.C. Circuit remanded the FCC Remand Order to permit the FCC to clarify its reasoning, it left the order in place as governing federal law. See WorldCom, Inc. v. FCC, No. 01-1218, slip op. at 5 (D.C. Cir. May 3, 2002).

For your convenience, an industry letter distributed by Verizon explaining its plans to implement the FCC Internet Order can be viewed at Verizon’s Customer Support Website at URL www.verizon.com/wise (select Verizon East Customer Support, Business Resources, Customer Documentation, Resources, Industry Letters, CLEC, May 21, 2001 Order on Remand).

3 See, e.g., 47 C.F.R. Section 51.809(c).

4 FCC Internet Order if 82.

an “Insolvency Proceeding”), then: (i) all rights of Verizon under such laws, including, without limitation, all rights of Verizon under 11 U.S.C. § 366, shall be preserved, and RNK’s adoption of the Verizon Terms shall in no way impair such rights of Verizon; and (ii) all rights of RNK resulting from RNK’s adoption of the Verizon Terms shall be subject to and modified by any Stipulations and Orders entered in the Insolvency Proceeding, including, without limitation, any Stipulation or Order providing adequate assurance of payment to Verizon pursuant to 11 U.S.C. § 366.

SIGNATURE PAGE

Please arrange for a duly authorized representative of RNK to sign this letter in the space provided below and return it to Verizon.

Sincerely,

VERIZON NEW JERSEY INC.

/s/ Jeffrey A. Masoner

Jeffrey A. Masoner
Vice President
Interconnection Services Policy & Planning

Reviewed and countersigned as to points A, B, C, D, E and F of Paragraph 1 and as to Paragraph 2. By execution, RNK does not necessarily assent agreement, and in certain circumstances, disagrees with Verizon’s positions, interpretations of law, and/or statements in Paragraphs 3, 4, 5, 6, 7 and 8 and reserves all rights that may be affected by such.

RNK, INC. D/B/A RNK TELECOM

/s/ Richard N. Koch

Richard N. Koch

President

c: K. Robertson - Verizon